Exhibit (a)(1)(D)

Offer to Purchase for Cash

by Centrus Energy Corp.
of

Up to $60,000,000 Million of shares of its

Series B Senior Preferred Stock
At a Purchase Price of $954.59 per share

of Series B Senior Preferred Stock

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 17, 2020, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 19, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Centrus Energy Corp., a Delaware corporation (“Centrus”), has appointed us to act information agent as in connection with its offer to purchase up to $60,000,000 million of its Series B Senior Preferred Stock, $1.00 par value per share (the “Series B Preferred Shares”) at a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $954.59 in cash, less any applicable withholding taxes (up to 62,854 outstanding Series B Preferred Shares) (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 19, 2020 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,272.78 as of September 30, 2020. Under no circumstances, will Centrus pay interest as part of the consideration for the Offer, including, but not limited to, by reason of any delay in making payment. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Only Series B Preferred Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased in the Offer at the Purchase Price, upon the terms and subject to the conditions of the Offer, including pro-ration (because more than the number of Series B Preferred Shares sought are properly tendered) described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Series B Preferred Shares, regardless of any delay in making such payment. All Series B Preferred Shares acquired in the Offer will be acquired at the Purchase Price. Centrus reserves the right, in its sole discretion, to change the Purchase Price per share of Series B Preferred Shares and to increase or decrease the aggregate value of Series B Preferred Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), Centrus may increase the number of Series B Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Series B Preferred Shares without amending or extending the Offer.

Centrus reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in the section of the Offer to Purchase entitled “The Offer — General Terms — Conditions to the Offer”, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, Series B Preferred Shares having an aggregate value in excess of $60,000,000 million, or such greater amount as Centrus may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, Centrus will accept from each holder a number of shares equivalent to such holder’s pro-rata percentage of the aggregate shares of Series B Preferred Shares in the Offer.

Series B Preferred Shares not purchased because of proration provisions will be returned to the tendering stockholders at Centrus’ expense promptly after the Expiration Date. See the sections of the Offer to Purchase entitled “The Offer — General Terms — Conditions to the Offer” and “The Offer — Acceptance of Series B Preferred Shares and Payment of Cash”, respectively.

The Offer is not conditioned on the receipt of financing or any minimum number of Series B Preferred Shares being tendered. The Offer is, however, subject to certain other conditions. See the section of the Offer to Purchase entitled “The Offer — General Terms — Conditions to the Offer”.

For your information and for forwarding to those of your clients for whom you hold Series B Preferred Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Series B Preferred Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.	A letter to clients that you may send to your clients for whose accounts you hold Series B Preferred Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, Rhode Island 02940-3011, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 17, 2020, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND.

For Series B Preferred Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Series B Preferred Shares, or confirmation of receipt of such Series B Preferred Shares pursuant to the procedure for book-entry transfer set forth in the section of the Offer to Purchase entitled “The Offer — Procedure for Tendering Series B Preferred Shares”, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in the section of the Offer to Purchase entitled “The Offer — Procedure for Tendering Series B Preferred Shares — Tendering Series B Preferred Shares Using Book-Entry Transfer”) in the case of a book-entry transfer, must be received before 5:00 p.m., Eastern Standard Time, on November 17, 2020 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, or (2) stockholders whose certificates for Series B Preferred Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in the section of the Offer to Purchase entitled “The Offer — Procedure for Tendering Series B Preferred Shares — Guaranteed Delivery Procedures”.

Centrus will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Depositary and the Information Agent, as described in the sections of the Offer to Purchase entitled “The Offer — Depository”, “The Offer — Information Agent”, and “The Offer — Fees and Expenses”, respectively) for soliciting tenders of Series B Preferred Shares pursuant to the Offer. Centrus will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Centrus, the Depositary or the Information Agent for purposes of the Offer. Centrus will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Series B Preferred Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

Any questions or requests for assistance or additional copies of enclosed materials may be directed to the Information Agent at its telephone number and address set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc., as Information Agent

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF CENTRUS, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.